Exhibit (h)(16)

THIRD AMENDMENT TO

SECURITIES LENDING AND SERVICES AGREEMENT AMONG

DEUTSCHE MARKET TRUST AND DEUTSCHE SECURITIES TRUST, ON BEHALF OF THEIR RESPECTIVE SERIES,

AND

STATE STREET BANK AND TRUST COMPANY

This Third Amendment ("Amendment") dated as of August 19, 2016 is among Deutsche Market Trust (on behalf of its relevant series), Deutsche Securities Trust (on behalf of its relevant series) (each, a "Borrower"), and State Street Bank and Trust Company ("State Street").

WHEREAS, Deutsche Market Trust and Deutsche Securities Trust, on behalf of their respective series, and State Street have entered into a Securities Lending and Services Agreement, dated as of July 10, 2013, as may be amended from time to time and as in effect on the date hereof (the "Agreement"); and

WHEREAS, Deutsche Market Trust, on behalf of Deutsche Strategic Equity Long/Short Fund, seeks to terminate the Agreement;

NOW THEREFORE, all the parties hereby agree to amend the Agreement as follows:

1 .       Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2.                 Amendments.

•	Schedule C of the Agreement is hereby amended to terminate the following Borrower:

Deutsche Strategic Equity Long/Short Fund, a series of Deutsche Market Trust

•	Termination of Agreement with respect to the Borrower. The parties hereby agree to terminate the Agreement with respect to Deutsche Strategic Equity Long/Short Fund and waive any notice requirements set forth therein. The parties further agree to release each other of any obligations with respect to Deutsche Strategic Equity Long/Short Fund under the Agreement, other than those obligations that survive termination in accordance with the terms of the Agreement.

•	Schedule C, as amended, is attached to this Amendment.

3.                Miscellaneous. Except to the extent specifically amended by this Amendment, the provisions of the Agreement shall remain unmodified. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one (1) instrument.

4.                Effective Date. This Amendment shall be effective as of the date first set forth above.

IN WITNESS WHEREOF, the parties hereby execute this Amendment, as of the date first set forth above, by their duly authorized officers by affixing their signatures below.

Each trust managed by Deutsche Investment Management Americas Inc., on behalf of its relevant series listed on Schedule C, acting severally and not jointly	STATE STREET BANK AND TRUST COMPANY

By: /s/ John Millette	By: /s/ Francesco D’Agnese
Name: John Millette	Name: Francesco D’Agnese
Title: Vice President and Secretary	Title: Managing Director

APPENDIX A

SCHEDULE C

DEUTSCHE MARKET TRUST

•            Deutsche Diversified Market Neutral Fund

DEUTSCHE SECURITIES TRUST

•            Deutsche MLP & Energy Infrastructure Fund

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